EXHIBIT 99.1

CONTACT:

Kelly Taylor
Director, Investor Relations
(216) 676-2000

GrafTech Issues Statement Regarding Board Nominations

PARMA, Ohio – January 26, 2015 – GrafTech International Ltd. (NYSE:GTI) today confirmed that it has received a notice of intent from Nathan Milikowsky to nominate a full slate of seven Directors to stand for election at the Company’s 2015 Annual Meeting of Stockholders.  Although Mr. Milikowsky is a current GrafTech Board member and the notice was accompanied by an open letter from him as a Director addressed to GrafTech’s Board of Directors, he submitted the nominations as a stockholder.  The Company’s 2015 Annual Meeting has not yet been scheduled, and no action is required by stockholders at this time.

GrafTech today sent the following letter from Randy Carson, Chairman of GrafTech’s Board, to Mr. Milikowsky, responding to Mr. Milikowsky’s open letter of January 23, 2015.

Via Email and Fedex
Mr. Nathan Milikowsky
822 Boylston Street
Suite 106
Chestnut Hill, MA 02467

Dear Nathan:

It is unfortunate that we could not have come to an agreement to add independent Directors to the GrafTech Board and avoid the distraction of a proxy contest in 2015.  I thought you and the Board were engaged in mutual and good faith negotiations to arrive at a reasonable solution in the best interest of all shareholders.

As you know, all Directors except for me are new to the GrafTech Board within the last 12 months.  Cathy Morris and Tom Danjczek, who joined the Board at the same time as you and your two representatives in May 2014, are wholly independent and have no prior relationship with me or with Joel Hawthorne, GrafTech’s President and CEO, or any other member of management.  There is not, and could not be, an “entrenched majority” of which you so strenuously complain in your letter.

I too believed that all Directors would come poised to work collaboratively and constructively to improve efficiency, simplify the organization, plan for the future and generate long-term value for all stakeholders.  Unfortunately, that turned out not to be the case.  Neither you nor your other two representatives, Karen Finerman or David Jardini, have come forward with any constructive actionable suggestions regarding the operations of the Company.  Since joining the Board in May 2014, however, you have acted as a block with Karen and David in repeatedly pursuing the immediate replacement of Joel as chief executive with yourself or some combination of you and/or David.  In fact, you proposed installing yourself as the Company’s CEO barely two months into your service as a Director.

Your conceptual discussions with the Board about extending the maturity of some of your senior subordinated notes due in November 2015 never became a proposal or offer to which the Board could effectively respond.  Despite repeated requests from the Board, you would not discuss extension terms, commercial or otherwise, and your entire willingness to consider an extension was conditioned both on the addition of two Directors that were selected solely by you and your sole approval of the new CEO and management.  The highly conditional nature of your concept was, and still is, unacceptable to all the independent Board members who were not elected on your slate.  This is particularly true when management and the Board’s independent financial advisors have made numerous presentations to the Board demonstrating the Company’s ability to repay the notes.

As an independent Director, I, along with my fellow Directors, have a fiduciary responsibility to follow a diligent process and make informed decisions in the best interest of all stockholders.  We believe that stockholders would object to giving you control of the Board, particularly when you are not offering to pay any premium (and have at best suggested only the possibility that there might be some interest and fee savings at a later date), when you have repeatedly demanded reimbursement for over $6 million in proxy contest costs for no consideration, and when you have not put forward any defined actionable strategy that could reasonably be expected to create long-term shareholder value.

Neither you nor Karen or David came forward with any actionable strategy, save one - - pursue a commodity-focused, volume-based graphite electrode strategy.  This is a strategy that the other independent GrafTech Board members, independent experts, third party analysts, a credit rating agency and most stockholders recognize would be disastrous for GrafTech.

Despite this, Joel and the management team have expeditiously developed and successfully executed on initiatives to improve operations, reduce costs, enhance liquidity and effectively respond to continuing weak demand from the global steel industry and other end market challenges to insure long-term success of the Company.  These initiatives include:

●	An ongoing company-wide cost savings program, which is enabling GrafTech to achieve total annual cost savings of more than $120 million (more than 10% of annual sales).
●	Optimization of the graphite electrode manufacturing platform by rationalizing its two highest cost manufacturing sites, including significant headcount reductions.
●	Changes to the operating and management structure to simplify and decentralize the organization.
●	Redesign of the Company’s research and development function to accelerate innovation for new product development and commercial introduction.
●	Downsizing of the Company’s corporate functions, including headcount and other SG&A reductions.
●	Rationalization of underperforming product lines.
●	Enhancement of financing arrangements that increased borrowing capacity by over $125 million in the past nine months.
●	Significant inventory reduction (over $70 million in 2014).
●
Continued development of new products for consumer electronics markets, including lithium ion battery and crystal growth markets which have contributed approximately 50% of the revenue in the Engineered Solutions segment, which will provide long-term value creation for the Company and its stockholders.

These initiatives have allowed GrafTech to work more closely with its customers, drive greater accountability and respond even more efficiently to changing market dynamics.  In fact, all of the operational concerns that you voiced in last year’s proxy contest (such as inventory reduction, SG&A reduction and streamlining operations) were already being addressed by management and were completed over the last nine months without any constructive input from you.

I find your characterization of the write-off of the $126 million investment in advanced graphite materials – “all without true accountability” were your words – wholly disingenuous.  In fact, you and I are the only current Board members who were on the Board when the major capital product expansion project for advanced graphite materials was approved, and I recall that you were very supportive.  You also know that the write-off was the result of a sharp, steep decline in the market price of the product late in the second quarter of 2014 - driven by the implementation by other producers of the same type of volume-based, commodity pricing approach that you propose for graphite electrodes.  I also recall that you were supportive of the action that management recommended at our Board meeting in July 2014 to discontinue the product line since it had become unprofitable.  As difficult as that decision was, it was the right decision.

There is of course more work to be done, and the management – with no actionable input from you – is presently focused on successfully driving that work forward to enhance long-term value for all of our stockholders.  I am disappointed that you have chosen to further distract management and the Board from that work and instead have chosen to subject the Company to the cost and disruption of another proxy contest despite the addition of three of your representatives to the Board at the 2014 Annual Meeting.  The Board has included and carefully and thoughtfully listened to you, David or Karen in every aspect of its decision-making, and has had no intention of excluding any of you from the Company’s governance in the future.  I am disappointed that you have rejected the Board’s willingness to add independent Directors who would bring new and beneficial skill sets to the Board for the benefit of all shareholders.

The Board and management will continue to take action to enhance long-term and sustainable value of the enterprise.  The GrafTech Board has been and continues to be committed to active and full engagement in open dialogue on all opportunities and challenges facing the Company.

The Board will carefully review your nominations and present its recommendation with respect to the election of Directors in its definitive proxy statement, which will be filed with the Securities and Exchange Commission and mailed to all stockholders eligible to vote at the 2015 Annual Meeting.

I hope that we can continue to work together as fellow Board members and to resolve this without a public campaign.

Sincerely,

Randy Carson,
Chairman of the Board

GrafTech International is a global company that has been redefining limits for more than 125 years. We offer innovative graphite material solutions for our customers in a wide range of industries and end markets, including steel manufacturing, advanced energy applications and latest generation electronics. GrafTech operates 20 principal manufacturing facilities on four continents and sells products in over 70 countries. Headquartered in Parma, Ohio. GrafTech employs approximately 2,600 people. For more information, call 216-676-2000 or visit www.graftech.com.

IMPORTANT:  THE COMPANY WILL FILE WITH THE SEC AND DISTRIBUTE TO STOCKHOLDERS A DEFINITIVE PROXY STATEMENT IN CONNECTION WITH THE COMPANY’S 2015 ANNUAL MEETING OF STOCKHOLDERS.  THE COMPANY STRONGLY ADVISES ALL STOCKHOLDERS TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  THE COMPANY’S PROXY STATEMENT, AS FILED, AND ANY FURTHER AMENDMENTS, SUPPLEMENTS OR OTHER RELEVANT PROXY SOLICITATION DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV, OR BY CONTACTING INVESTOR RELATIONS, GRAFTECH INTERNATIONAL LTD., 12900 SNOW ROAD, PARMA, OH, 44130 OR 216-676-2000.

THE COMPANY AND ITS DIRECTORS AND OFFICERS AND OTHER PERSONS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM THE COMPANY’S STOCKHOLDERS WITH RESPECT TO THE ELECTION OF DIRECTORS. INFORMATION ABOUT THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS AND THEIR OWNERSHIP OF THE COMPANY’S COMMON STOCK WILL BE SET FORTH IN THE DEFINITIVE PROXY STATEMENT FOR THE COMPANY’S 2015 ANNUAL MEETING OF STOCKHOLDERS, WHICH WILL BE FILED WITH THE SEC. STOCKHOLDERS MAY OBTAIN ADDITIONAL INFORMATION REGARDING THE INTERESTS OF THE COMPANY AND ITS DIRECTORS AND EXECUTIVE OFFICERS IN THE ELECTION, BY READING THE DEFINITIVE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS REGARDING THE ELECTION FILED WITH THE SEC. INVESTORS SHOULD READ THE DEFINITIVE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING DECISIONS.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: our outlook; growth prospects and rates; the markets we serve and our position in them; future or targeted operational and financial performance, profitability, cash flow, liquidity, sales, costs and expenses, tax rates, working capital, inventory levels, debt levels, capital expenditures, EBITDA, cost savings and business opportunities and positioning; strategic plans; cost, inventory and supply chain management; rationalization, product line change, cost competitiveness, liquidity and related initiatives and their impact; possible, expected or targeted changes in production capacity or levels, operating rates or efficiency in our operations or our competitors' or customers' operations; possible, expected or targeted future prices and demand for our or our competitors' or customers' products and changes therein; product quality, diversification, introductions and improvements and their impact; demand for their products; regional and global economic and industry market conditions, changes therein and impacts on us and our customers, competitors and suppliers; the impact of accounting changes; and currency exchange and interest rates and changes therein.

We have no duty to update these statements. Our expectations and targets are not predictions of actual performance and historically our performance has deviated, often significantly, from our expectations and targets. Actual future events, circumstances, performance and trends could differ materially, positively or negatively, due to various factors, including: adjustments to our preliminary 2014 fourth quarter results; actual timing of the filing of our Form 10-K with the SEC and potential effects of delays in such filing; failure to achieve cost savings, EBITDA or other estimates; actual outcome of uncertainties associated with assumptions and estimates used when applying accounting policies and preparing financial statements; failure to successfully develop and commercialize new or improved products; adverse changes in cost, inventory or supply chain management; limitations or delays on capital expenditures; business interruptions including those caused by weather, natural disaster, or other causes; inability to protect our intellectual property rights or infringement of intellectual property rights of others; changes in our ability to obtain financing on acceptable terms; adverse changes in labor relations; adverse developments in legal proceedings or investigations; non-realization of anticipated benefits from, or variances in the cost or timing of, organizational changes, rationalizations and restructurings; loss of market share or sales due to rationalization, product line change or pricing activities; negative developments relating to health, safety or environmental compliance, remediation or liabilities; downturns, production reductions or suspensions, or other changes in steel, electronics and other markets we or our customers serve; customer or supplier bankruptcy or insolvency events; political unrest which adversely impacts us or our customers' businesses; declines in demand; intensified competition and price or margin decreases; graphite electrode and needle coke manufacturing capacity increases; fluctuating market prices for our products, including adverse differences between actual graphite electrode prices and spot or announced prices; consolidation of steel producers; mismatches between manufacturing capacity and demand; significant changes in our provision for income taxes and effective income tax rate; changes in the availability or cost of key inputs, including petroleum based coke or energy; changes in interest or currency exchange rates; inflation or deflation; continuing uncertainty over U.S. fiscal policy or condition; European sovereign debt issues; changes in government fiscal and monetary policy; a protracted regional or global financial or economic crisis; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.